As filed with the Securities and Exchange Commission on May 4, 2005

Registration No. 333-123860

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective Amendment No. 1 to Form S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CRITICAL PATH, INC.

(Exact name of registrant as specified in its charter)

California	91-1788300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 The Embarcadero

San Francisco, California 94105-1204

(415) 541-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MARK J. FERRER

Chief Executive Officer

CRITICAL PATH, INC.

350 The Embarcadero

San Francisco, California 94105-1204

(415) 541-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Zukerman, Esq. Executive Vice President, General Counsel and Secretary Critical Path, Inc. 350 The Embarcadero San Francisco, California 94105-1204 (415) 541-2500	Gregg F. Vignos, Esq. Paul, Hastings, Janofsky & Walker LLP 55 Second Street, 24th Floor San Francisco, California 94105-3441 (415) 856-7000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(4)
Common Stock, $0.001 par value(3)	Shares 28,574,363	$0.63	$18,001,848.69	$2,121

(1)	The shares being registered for resale by selling shareholders are issuable upon conversion of certain outstanding preferred stock, and as payment of interest on the preferred stock. Pursuant to Rule 416 under the Securities Act of 1933, the number of shares registered hereby shall also be deemed to include such indeterminate number of additional shares of common stock that may be issued or have been issued upon conversion of the preferred stock as a result of provisions to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sale prices of the Company’s Common Stock on the Nasdaq National Market on May 2, 2005.
(3)	Associated with the Common Stock are rights to purchase Series C Participating Preferred Stock that will not be exercisable or be evidenced separately from the Common Stock prior to the occurrence of certain events.
(4)	$2,290 has previously been paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 4, 2005

PROSPECTUS

28,574,363 Shares of Common Stock

par value $0.001

CRITICAL PATH, INC.

This prospectus relates to the offer and sale from time to time of up to an aggregate of 28,574,363 shares of our common stock for the account of the shareholders named in this prospectus. Of the shares covered by this prospectus, 28,574,363 shares are issuable upon the conversion of our outstanding Series E Redeemable Convertible Preferred Stock. A selling shareholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling shareholder may sell any of the shares offered by this prospectus. We will not receive any proceeds from sales by selling shareholders. We will bear the costs relating to the registration of these shares.

In July and August 2004, we issued approximately 55.9 million shares of our Series E Redeemable Convertible Preferred Stock in connection with the conversion of outstanding indebtedness, the conversion of certain shares of Series D preferred stock and the closing of our rights offering. We entered into a registration rights agreement with the selling shareholders in which we agreed, for the benefit of the holders of the Series E preferred stock, to file a registration statement with the U.S. Securities and Exchange Commission (or the “SEC”) with respect to resales of the common stock issued upon the conversion of the Series E preferred stock. We also agreed to keep the registration statement effective for two years or such earlier date as all of the common stock issued upon the conversion of the Series E preferred stock has been sold.

We will bear the costs relating to the registration of these shares.

Our common stock currently trades on the NASDAQ National Market under the symbol “CPTH”.

Investing in our common stock involves a high degree of risk. You should carefully read and consider the “ Risk Factors” beginning on page 3 before you invest in our common stock.

The Securities and Exchange Commission may take the view that, under certain circumstances, the selling shareholders and any broker-dealers that participate with the selling shareholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. Commissions, discounts, or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document regardless of the date of delivery of this prospectus or of any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling shareholders. Each time a selling shareholder sells securities, the selling shareholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling shareholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information” and “Documents Incorporated By Reference.”

SUMMARY

This prospectus contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors appearing under “Risk Factors” and elsewhere in this prospectus.

The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

We deliver digital communications software and services that enable enterprises, government agencies, wireless carriers, and Internet and wireline service providers to deploy scalable solutions for messaging and identity management.

We are a California corporation incorporated in 1997. Our principal corporate offices are located at 350 Embarcadero, San Francisco, CA 94105-1204. Our telephone number at that address is: (415) 541-2500. Our Internet address on the world wide web is www.cp.net. Information on our website is not incorporated by reference in this prospectus.

FORWARD LOOKING STATEMENTS

This Prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended and in effect from time to time. The words “anticipates,” “expects,” “intends,” “plans,” “believes,” “seek,” “proposed,” and “estimate” and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include statements regarding our ability to operate in the future, our ability to obtain funding, the adequacy of funds to meet anticipated operating needs, our future strategic, operational and financial plans, possible financing, strategic or business combination transactions, anticipated or projected revenues, expenses and operational growth, markets and potential customers for our products and services, the continued seasonality of our business, plans related to sales strategies and global sales efforts, the anticipated benefits of our relationships with strategic partners, growth of our competition, our ability to compete, investments in product development, anticipated restructuring and costs associated with our leases for our current facilities, our litigation strategy, use of future earnings, the features, benefits and performance of our current and future products and services, plans to reduce operating costs through continued expense reduction, the anticipated effect of the transition of our hosted messaging environment from an out-sourced model to one that we perform in-house, the effect of the repayment of debt, our ability to improve our internal control over financial reporting, and our belief as to our ability to successfully emerge from the restructuring and refocusing of our operations. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, our management of expenses and restructuring activities, failure to obtain additional financing on favorable terms or at all, the effect of the conversion of our preferred stock, the liquidation preference of our preferred stock, the accrual of dividends for our preferred stock, risks associated with our internal controls over financial reporting and our ability to address any material weaknesses in our internal controls over financial reporting, risks associated with an inability to maintain continued compliance with Nasdaq National Market listing requirements and delisting actions by such market, difficulties of forecasting future results due to our evolving business strategy, failure to meet sales and revenue forecasts, the emerging nature of the market for our products and services, turnover within and integration of senior management, board of directors members and other key personnel, difficulties in our strategic plans to exit certain products and services offerings, failure to expand our sales and marketing activities, potential difficulties associated with strategic relationships, investments and uncollected bills, general economic conditions in markets in which we do business, risks associated with our international operations, inability to predict future trading prices of our common stock which have fluctuated significantly in the past, foreign currency fluctuations, unplanned system interruptions and capacity constraints, software defects, and those discussed in “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

All references to “Critical Path,” “we,” “our,” or the “Company” mean Critical Path, Inc. and its subsidiaries, except where it is clear from the context that such terms mean only the parent company and excludes subsidiaries.

This Prospectus includes numerous trademarks and registered trademarks of Critical Path. Products or service names of other companies mentioned in this Prospectus may be trademarks or registered trademarks of their respective owners.

RISK FACTORS

We have a history of losses, expect continuing losses and may never achieve profitability.

We have not achieved profitability in any period and may continue to incur net losses in accordance with generally accepted accounting principles for the foreseeable future. In addition, we intend to continue to spend resources on maintaining and strengthening our business, and this may, in the near term, cause our operating expenses to increase and our operating results to decline.

In past quarters, we have spent heavily on technology and infrastructure development. We may continue to spend substantial financial and other resources to further develop and introduce new messaging and identity management solutions, and to improve our sales and marketing organizations, strategic relationships and operating infrastructure. We expect that our cost of revenues, sales and marketing expenses, general and administrative expenses, operations, research and customer support expenses and depreciation and amortization expenses could continue to increase in absolute dollars and may increase as a percent of revenues. In addition, in future periods we may incur significant non-cash charges related to stock-based compensation. If revenues do not correspondingly increase, our operating results could decline. If we continue to incur net losses in future periods, we may not be able to retain employees, or fund investments in capital equipment, sales and marketing programs, and research and development to successfully compete against our competitors. We also may never obtain sufficient revenues to exceed our cost structure and achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability in the future. This may also, in turn, cause the price of our common stock to demonstrate volatility and/or continue to decline.

Our failure to carefully manage expenses and restructuring activities could require us to use substantial resources and cause our operating results to decline.

In the past, our management of operational expenses, including the restructurings of our operations, have placed significant strain on managerial, operational and financial resources and contributed to our history of losses. In addition, we may need to improve or replace our existing operational, customer service and financial systems, procedures and controls. Any failure to properly manage these systems and procedural transitions could impair our ability to attract and service customers, and could cause us to incur higher operating costs and delays in the execution of our business plan. If we cannot manage restructuring activities and expenses effectively, our business and operating results could decline. We have recently moved portions of our previously outsourced data operations in-house and to other service providers in order to lower costs and improve service. If we encounter unexpected difficulties in managing our data operations in-house or in working with new service providers, we may fail to fully realize any anticipated cost savings or efficiencies.

We may need to raise additional capital and may need to initiate other operational strategies to continue our operations.

In the future, we may be required to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations. Such financing may not be available in sufficient amounts or on terms acceptable to us. Additionally, we face a number of challenges in operating our business, including our ability to overcome viability concerns held by our prospective customers given our recent capital needs, the amount of resources necessary to maintain worldwide operations and continued sluggishness in technology spending. Concerns about our long-term viability may cause our stock price to fall and impair our ability to raise additional capital and may create a concern among our current and future customers and vendors as to whether we will be able to fulfill our contractual obligations. As a result, current and future customers may determine not to do business with us, which would cause our revenues to decline.

The conversion of our preferred stock would result in a substantial number of additional shares of common stock outstanding, which could decrease the price of our common stock.

Our preferred stock can be converted into common stock at anytime in the discretion of the holder of preferred stock. Having obtained shareholder approval on July 2, 2004, we amended the terms of the Series D preferred stock, including the conversion ratio, to increase the number of shares of common stock issuable upon conversion of the Series D preferred stock. As of March 1, 2005, there were 3,520,537 shares of Series D preferred stock outstanding, which were convertible into approximately 40.7 million shares of common stock. In addition, during the three months ended September 30, 2004, upon conversion of our Senior Notes, the exchange of some of our Series D preferred stock and at the closing of our rights offering, we issued approximately 55.9 million shares of Series E preferred stock, which are convertible as of March 1, 2005, at the option of the holders, into approximately 57.9 million shares of common stock. This prospectus is being prepared pursuant to a demand from holders of Series E preferred stock to register shares of common stock issuable upon conversion of their shares of Series E preferred stock. Any conversion of our preferred stock into common stock would increase the number of additional shares of common stock that may be sold into the market, which could substantially decrease the price of our common stock.

Our preferred stock carries a substantial liquidation preference, which could significantly impact the return to common equity holders upon an acquisition.

In the event of liquidation, dissolution, winding up or change of control of Critical Path, the holders of Series E preferred stock would be entitled to receive $1.50 per share of Series E preferred stock plus all accrued dividends on such share before any proceeds from the liquidation, dissolution or winding up is paid with respect to any other series or class of our capital stock. Accordingly, the approximately 55.9 million shares of Series E preferred stock outstanding currently have an aggregate liquidation preference of approximately $86.9 million. The aggregate amount of the preference will increase as the shares of Series E preferred stock accrue dividends based on simple interest at an annual rate of 5 3/4%. After all of the then outstanding shares of Series E preferred stock have received payment of their liquidation preference, the holders of Series D preferred stock would be entitled to receive the greater of $13.75 per share of Series D preferred stock plus all accrued dividends on such share (which, as of March 1, 2005, would result in an aggregate liquidation preference of approximately $61.1 million) or $22 per share (which currently would equal a liquidation preference of $77.5 million) before any proceeds from the liquidation, dissolution, winding up or change in control is paid to holders of our common stock. Holders of our common stock will not receive any proceeds from a liquidation, winding up or dissolution, including from a change of control, until after the liquidation preferences of the our Series E preferred stock and our Series D preferred stock are paid in full. Consequently, although we would likely be required under applicable law to obtain the separate class approval of the holders of our common stock for a change of control or the sale of all or substantially all of the shares of Critical Path, it is possible that such a transaction could result in all or substantially all of the proceeds of such transaction being distributed to the holders of our Series E preferred stock and Series D preferred stock.

From time to time we engage in discussions with or receive proposals from third parties relating to potential acquisitions or strategic transactions that could constitute a change of control. While we have not engaged in any transaction of this type in the past, we will in the future continue to evaluate potential business combinations or strategic transactions which, if consummated, may constitute a change of control and trigger the liquidation preferences described above.

As the preferred stock accrues dividends, the number of shares of common stock issuable upon conversion will increase, which may increase the dilution to our holders of common stock and further decrease the price of our common stock.

Currently, shares of Series D preferred stock and shares of Series E preferred stock accrue dividends at a rate of 5 3/4% per year. If the maximum amount of dividends accrue on the outstanding shares of Series D preferred stock and Series E preferred stock prior to the automatic call for redemption date, the number of shares of common stock issuable upon conversion will increase by approximately 18 million shares to approximately 116.6 million shares of common stock.

We may not be able to maintain our listing on the Nasdaq National Market, and if we fail to do so, the price and liquidity of our common stock may decline.

The Nasdaq Stock Market has quantitative maintenance criteria for the continued listing of common stock on the Nasdaq National Market. The current requirements affecting us include (i) having total assets of at least $50 million, (ii) having total revenue of $50 million, (iii) maintaining a minimum market value of our common stock of $15 million, and (iv) maintaining a minimum closing bid price per share of $1.00. On April 12, 2005, The Nasdaq Stock Market Inc. issued us a letter that we were not in compliance with the minimum closing bid price requirement and, therefore, faced delisting proceedings. Even if we are able to regain compliance with the closing bid price requirement for continued listing, as a result of a reverse stock split or otherwise, we may nevertheless be unable to comply with this or the other quantitative maintenance criteria or any of the Nasdaq National Market’s listing requirements or other rules, or other markets listing requirements to the extent our stock is listed elsewhere, in the future. If we fail to maintain continued listing on the Nasdaq National Market and must move to a market with less liquidity, our stock price would likely further decline. If we are delisted, it could have a material adverse effect on the market price of, and the liquidity of the trading market for, our common stock.

We have identified material weaknesses in our disclosure controls and procedures and our internal control over financial reporting, which, if not remedied effectively, could have an adverse effect on the trading price of our common stock and otherwise seriously harm our business.

Management through, in part, the documentation, testing and assessment of our internal control over financial reporting pursuant to the rules promulgated by the SEC under Section 404 of the Sarbanes-Oxley Act of 2002 and Item 308 of Regulation S-K has concluded that our disclosure controls and procedures and our internal control over financial reporting had material weaknesses as of December 31, 2004. We have taken certain actions to begin to address those material weaknesses. Management filed its final report relating to its assessment of the effectiveness of internal control over financial reporting on May 2, 2005. Our inability to remedy our material weaknesses promptly and effectively could have a material adverse effect on our business, results of operations and financial condition, as well as impair our ability to meet our quarterly and annual reporting requirements in a timely manner. These effects could in turn adversely affect the trading price of our common stock. Prior to the remediation of these material weaknesses, there remains risk that the transitional controls on which we currently rely will fail to be sufficiently effective, which could result in a material misstatement of our financial position or results of operations and require a restatement. In addition, even if we are successful in strengthening our controls and procedures, such controls and procedures may not be adequate to prevent or identify irregularities or facilitate the fair presentation of our financial statements or SEC reporting.

Failure or circumvention of our controls and procedures could seriously harm our business.

We are making significant changes in our internal control over financial reporting and our disclosure controls and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, and not absolute, assurances that the objectives of the system are met. In addition, the effectiveness of our remediation efforts and of our internal controls is subject to limitations, including the assumptions used in identifying the likelihood of future events and the inability to eliminate misconduct completely. As a result, our remediation efforts to improve our internal control over financial reporting may not prevent all improper acts or ensure that all material information will be made known to management in a timely fashion. In addition, because substantial additional costs may be necessary to implement these remedial measures, our limited resources may cause a further delay in remediating all of our material weaknesses. The failure or circumvention of our controls, policies and procedures or of our remediation efforts could have a material adverse effect on our business, results of operations and financial condition.

Our cash resources are not readily available for our operations.

We face restrictions on our ability to use cash that we currently hold outside of the United States for purposes other than the operation of each of our respective foreign subsidiaries that hold such cash. For example, our ability to use cash held in a given European subsidiary for any reason other than the operation of that subsidiary may result in certain tax liabilities and are subject to local laws that could prevent the transfer of cash from that subsidiary to any other foreign or domestic account. At December 31, 2004, approximately $6.7 million was held outside of the United States. Our inability to utilize this cash could slow our ability to grow our business and reach our business objectives. We may also be forced to incur certain costs, such as tax liabilities, to be able to use this cash for domestic operations, which could cause our expenses to increase and our operating results to decline. In addition, approximately $2.7 million of our cash must be available to support our line of credit with Silicon Valley Bank and related letters of credit by the line of credit and is therefore unavailable for our operating activities.

Unplanned system interruptions and capacity constraints could reduce our ability to provide messaging services and could harm our business reputation.

Our customers have, in the past, experienced some interruptions in our hosted messaging service. We believe that these interruptions will continue to occur from time to time. Our ability to retain existing customers and attract new customers will suffer and our revenues will decline if we experience frequent or long system interruptions that result in the unavailability or reduced performance of systems or networks or reduce our ability to provide email services. We expect to experience occasional temporary capacity constraints due to unanticipated sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired quality and degradation in levels of customer service. If this were to continue to happen, our ability to retain existing customers and attract new customers could suffer dramatically and our revenues would decline.

We have entered into hosted messaging agreements with some customers that require minimum performance standards, including standards regarding the availability and response time of messaging services. If we fail to meet these standards, our customers could terminate their relationships with us and we could be subject to contractual monetary penalties.

Due to our evolving business strategy and the nature of the messaging and directory infrastructure market, our future revenues are difficult to predict and our quarterly operating results may fluctuate.

We cannot accurately forecast our revenues as a result of our evolving business strategy and the emerging nature of the consumer messaging and directory infrastructure market. Forecasting is further complicated by recent strategic and operational restructurings, as well as fluctuations in license revenues as a percentage of total revenues from 40% in 2002 to 31% in 2003 and 27% in 2004. Our revenues in some past quarters fell and could continue to fall short of expectations if we experience delays or cancellations of even a small number of orders. We often offer volume-based pricing, which may affect our operating margins. A number of factors are likely to cause fluctuations in operating results, including, but not limited to:

•	the demand for licensed solutions for messaging, and identity management products;

•	the demand for outsourced messaging services generally and the use of messaging and identity management infrastructure products and services in particular;

•	our ability to attract and retain qualified personnel with industry expertise, particularly sales personnel;

•	our ability to attract and retain customers and maintain customer satisfaction;

•	the ability to upgrade, develop and maintain our systems and infrastructure and to effectively respond to the rapid technology change of the messaging and identity management infrastructure market;

•	the budgeting and payment cycles of our customers and potential customers;

•	the amount and timing of operating costs and capital expenditures relating to expansion of business and infrastructure;

•	our ability to quickly handle and alleviate technical difficulties or system outages;

•	the announcement or introduction of new or enhanced services by competitors;

•	general economic and market conditions and their affect on our operations and the operations of our customers; and

•	the effect of war, terrorism and any related conflicts or similar events worldwide.

In addition to the factors set forth above, our GAAP financial results have been and will continue to be impacted by the extent to which we incur non-cash charges associated with stock-based arrangements with employees and non-employees. In particular, during the three months and year ended December 31, 2004, we incurred stock-based compensation expense of $0.3 million and $1.9 million, respectively, relating to the issuance of common stock and the grant of options and warrants to employees and non-employees. Grants of options and warrants also may be dilutive to existing shareholders.

Our revenues and operating results have declined and could continue to decline as a result of the elimination of product or service offerings through termination, sale or other disposition. Future decisions to eliminate revise or limit any other offerings of a product or service would involve other factors that could cause our revenues to decline and our expenses to increase, including the expenditure of capital, the realization of losses, further reductions in our workforce, facility consolidation or the elimination of revenues along with the associated costs.

As a result of the foregoing, we do not believe that period-to-period comparisons of operating results are a good indication of future performance. It is likely that operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to prove volatile and/or subject to further declines.

If we fail to improve our sales and marketing results, we may be unable to grow our business, which could cause our operating results to decline.

Our ability to increase revenues will depend on our ability to successfully recruit, train and retain experienced and effective sales and marketing personnel and for our personnel to achieve results once they are employed with us. Competition for experienced and effective personnel in certain markets is intense and we may not be able to hire and retain personnel with relevant experience. The complexity and implementation of our messaging and identity management infrastructure products and services require highly trained sales and marketing personnel to educate prospective customers regarding the use and benefits of our services. Current and prospective customers, in turn, must be able to educate their end-users. Any delays or difficulties encountered in our staffing and training efforts would impair our ability to attract new customers and enhance our relationships with existing customers, and ultimately, grow revenues. This would also adversely impact the timing and extent of our revenues from quarter to quarter and overall or could jeopardize sales altogether. Because we have experienced turnover in our sales force and have fewer resources than many of our competitors, our sales and marketing organizations may not be able to compete successfully against the sales and marketing organizations of our competitors. Moreover, our competitors frequently have larger and more established sales forces calling upon potential enterprise customers with more frequency. In addition, certain of our competitors have longer and closer relationships with the senior management of enterprise customers who decide whose technologies and solutions to deploy. If we do not successfully operate and grow our sales and marketing activities, our revenues and operating results could decline and the price of our common stock could continue to decline.

We have experienced significant turnover of senior management and our current executive management team has been together for a limited time, which could slow the growth of our business and cause our operating results to decline.

Throughout 2002, 2003 and 2004, we announced a series of changes in our management that included the departure of many senior executives, and there have also been many changes in our board of directors. Many of the members of our current board of directors and senior executives joined us in 2002, 2003, and 2004, and we may continue to make additional changes to our senior management team. Our chief executive office and chairman, Mark Ferrer, joined us at the end of March 2004 and our chief financial officer, James Clark, joined us on February 4, 2004. Because of these recent changes, our management team has not worked together as a group for an extended period of time and may not work together as effectively to successfully execute on revenue goals, implement our strategies and manage our operations as they would if they had worked together for a longer period of time. If our management team is unable to accomplish our business objectives, our ability to grow our business and successfully meet operational challenges could be severely impaired. We do not have long-term employment agreements with any of our executive officers. It is possible that this high turnover at our senior management levels may also continue for a variety of reasons. The loss of the services of one or more of our key senior executive officers could also affect our ability to successfully implement our business objectives, which could slow the growth of our business and cause our operating results to decline. For these reasons, our shareholders may lose confidence in our management team and decide to dispose of our common stock, which could cause the price of our common stock to decline.

We depend on strategic relationships and the loss of any key strategic relationships could reduce our ability to sell our products and services and our revenues to decline.

We depend on strategic relationships to expand distribution channels and opportunities and to undertake joint product development and marketing efforts. Our ability to increase revenues depends upon aggressively marketing our services through new and existing strategic relationships. For example, we depend on a broad acceptance of our software and outsourced messaging services on the part of potential resellers and partners. We also depend on joint marketing and product development through strategic relationships to achieve further market acceptance and brand recognition. Our agreements with strategic partners typically do not restrict them from introducing competing services. These agreements typically are for terms of one to three years, and automatically renew for additional one-year periods unless either party gives prior notice of its intention to terminate the agreement. In addition, these agreements are terminable by our partners without cause, and some agreements are terminable by us. Most of our hosted customer agreements also provide for the partial refund of fees paid or other monetary penalties in the event that our services fail to meet defined minimum performance standards. Distribution partners may choose not to renew existing arrangements on commercially acceptable terms, or at all.

In addition to strategic relationships, we also depend on the ability of our customers aggressively to sell and market our services to their end-users. If we lose any strategic relationships, fail to renew these agreements or relationships, fail to fully exploit our relationships, or fail to develop new strategic relationships, we could encounter increased difficulty in selling our products and services.

A limited number of customers and markets account for a high percentage of our revenues and if we lose a major customer, are unable to attract new customers, or the markets which we serve suffer financial difficulties, our revenues could decline.

We expect that sales of our products and services to a limited number of customers will continue to account for a high percentage of our revenue for the foreseeable future. For example, for the fourth quarter of 2004, our top ten customers accounted for approximately 40% of our total revenues and for the years ended December 31, 2002, 2003 and 2004, our top 10 customers accounted for approximately 31%, 27% and 34%, respectively, of our total revenues. Our future success depends on our ability to retain our current customers, and to attract new customers, in our target markets. The loss of one or several major customers, whether through termination of agreements, acquisitions or bankruptcy, could significantly reduce our revenues. Our agreements with our customers typically have terms of one to three years often with automatic one-year renewals and can be terminated without cause upon certain notice periods that vary among our agreements and range from a period of 30 to 120 days notice.

In addition, a number of our customers, particularly for our hosted services business and in the technology industry, have also suffered from falling revenue. For example, the telecommunications industry during the three months ended December 31, 2004, accounted for approximately 54% of the revenues from our top ten customers whereas for the fiscal years ended December 31, 2002, 2003 and 2004 it accounted for approximately 44%, 52% and 57%, respectively, of the revenues from our top ten customers. The relative financial performance of our customers will continue to impact our sales cycles and our ability to attract new business. Worldwide technology spending has also decreased in recent quarters across all industries. If our customers terminate their agreements for any reason before the end of the contract term, the loss of the customer would reduce our current and future revenues. Also, if we are unable to enter into agreements with new customers and develop business with our existing customers, our business will not grow and we will not generate additional revenues.

If we are unable to successfully compete in our product market, our ability to retain our customers and attract new customers could decline.

Because we have a variety of messaging and directory infrastructure products and services, we encounter different competitors at each level of our products and services. Our primary competitors of our messaging solutions include Sun Microsystems’ iPlanet, OpenWave Systems, Inc., Mirapoint, Inc., IronPort Systems, Inc. and Microsoft Corporation. In the identity management market, we compete primarily with Sun Microsystems’ iPlanet, Microsoft Corporation, IBM Corporation, Siemens Corporation, Computer Associates and Novell Corporation. Our competitors for customers seeking outsourced hosted messaging solutions include Outblaze Limited and BlueTie, Inc. If we are unable to successfully compete in our product market, our ability to retain our customers and attract new customers could decline.

We believe that some of the competitive factors affecting the market for messaging and identity management infrastructure solutions include:

•	breadth of platform features and functionality of our offerings and the sophistication and innovation of competitors;

•	total cost of ownership and operation;

•	scalability, reliability, performance and ease of expansion and upgrade;

•	ease of integration to customers’ existing systems; and

•	flexibility to enable customers to manage certain aspects of their systems internally and leverage outsourced services in other cases when resources, costs and time to market reasons favor an outsourced offering.

We believe competition will continue to be fierce and further increase as our market grows and attracts new competition, current competitors aggressively pursue customers, increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Any delay in our development and delivery of new services or enhancement of existing services would allow our competitors additional time to improve their service or product offerings, and provide time for new competitors to develop and market messaging and directory infrastructure products and services and solicit prospective customers within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share, any of which could cause our financial results to decline.

We may not be able to respond to the rapid technological change of the messaging and identity management infrastructure industry.

The messaging and identity management infrastructure industry is characterized by rapid technological change, changes in user and customer requirements and preferences, and the emergence of new industry standards and practices that could render our existing services, proprietary technology and systems obsolete. We must continually develop or introduce and improve the performance, features and reliability of our services, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing email and messaging services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of prospective customers. If we do not properly identify the feature preferences of prospective customers, or if we fail to deliver email features that meet the standards of these customers, our ability to market our service successfully and to increase revenues could be impaired. The development of proprietary technology and necessary service enhancements entails significant technical and business risks and requires substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may also be unable to use new technologies effectively or adapt services to customer requirements or emerging industry standards.

Our sales cycle is lengthy, and any delays or cancellations in orders in a particular quarter could cause our operating results to be below expectations, which may cause our stock price to decline.

Because we sell complex and sophisticated technology, our sales cycle, in particular with respect to our software solutions, can be long and unpredictable, often taking between four to 18 months. Because of the nature of our product and service offerings it can take many months of customer education and product evaluation before a purchase decision is made. In addition, many factors can influence the decision to purchase our product and service offerings including budgetary restraints and decreases in capital expenditures, quarterly fluctuations in operating results of customers and potential customers, the emerging and evolving nature of the internet-based services and wireless services markets. Furthermore, general global economic conditions, and weakness in global securities markets, continuing recessionary spending levels, and a protracted slowdown in technology spending in particular, have further lengthened and affected our sales cycle. Such factors have led to and could continue to lead to delays and postponements in purchasing decisions and in many cases cancellations of anticipated orders. Any delay or cancellation in sales of our products or services could cause our operating results to be lower than those projected and cause our stock price to decline.

Limitations of our director and officer liability insurance may cause us to use our capital resources, which could cause our financial results to decline or slow our growth.

Our current director and officer liability insurance, which was renewed in March 2005, may not be adequate for the liabilities and expenses potentially incurred in connection with current and future claims. To the extent liabilities, expenses or settlements exceed the limitations or are outside of the scope of coverage, our business and financial condition could materially decline.

Under California law, in connection with our charter documents and indemnification agreements we entered into with our executive officers and directors, we must indemnify our current and former officers and directors to the fullest extent permitted by law. The indemnification covers any expenses and liabilities reasonably incurred in connection with the investigation, defense, settlement or appeal of legal proceedings. We have made payments and may continue to make payments in connection with the indemnification of officers and directors in connection with lawsuits and possibly pending investigations. However, it is unlikely that our director and officer liability insurance will be available to cover such payments.

We may experience difficulty in attracting and retaining key personnel, which may negatively affect our ability to develop new services or retain and attract customers.

The loss of the services of key personnel may create a negative perception of our business and adversely affect our ability to achieve our business goals. Our success also depends on our ability to recruit, retain and motivate highly skilled sales and marketing, operational, technical and managerial personnel. Competition for these people is intense and we may not be able to successfully recruit, train or retain qualified personnel. If we fail to do so, we may be unable to develop new services or continue to provide a high level of customer service, which could result in the loss of customers and revenues. In addition, volatility and declines in our stock price may also affect our ability to retain key personnel, all of whom have been granted stock-based incentive compensation. In recent quarters we have also initiated reductions in our work force and job eliminations to balance the size of our employee base with anticipated revenue levels. Reductions in our workforce could make it difficult to motivate and retain remaining employees or attract needed new employees, and could also affect our ability to deliver products and solutions in a timely fashion and to provide a high level of customer service and support.

We do not have long-term employment agreements with any of our key personnel. In addition, we do not maintain key person life insurance on our employees and have no plans to do so. The loss of the services of one or more of our current key personnel could make it difficult to successfully implement our business objectives.

If we are not successful in implementing strategic plans for our operations, our expenses may not be offset by our corresponding sales and our financial results could significantly decline.

In 2002, we incurred a number of restructuring charges related to the resizing of our business. These efforts included additional facilities and equipment lease terminations, continuing expense management and headcount reductions. In 2003, we continued to restructure our operations including consolidating some office locations and reducing our global workforce by approximately 175 positions, or approximately 30% of the workforce. In 2004, we expanded our restructuring activities in an effort to reduce both short-term and long-term cash requirements. These activities included the reduction of fixed costs through the restructuring of contracts, consolidation of certain activities to offices in Toronto, Canada and Dublin, Ireland from higher cost areas such as the San Francisco Bay area and the elimination of approximately 20% of employee positions and reduced use of third party contractors. We expect to continue to make determinations about the strategic future of our business and operations, and our ability to execute on such plans effectively and to make such determinations prudently could affect our future operations. A failure to execute successfully on such plans and to plan appropriately could cause or expenses to continue to outpace our revenues and our financial condition could significantly decline.

We may experience a decrease in market demand due to the slowed global economy, which has been further stymied by the concerns of terrorism, war and social and political instability.

Economic growth has slowed significantly in the United States and internationally. In addition, terrorist attacks across the world and turmoil and war in the Middle East have increased the uncertainty in the global economy and may further add to the decline in the international business environment. A substantial portion of our business is derived from international sales, and the continued decline in the global economy could have a more severe impact on our financial results than on the results of some of our competitors. The effects of terrorist attacks and other similar events and the war in Iraq could contribute further to the slowdown of the already slumping market demand for goods and services, including digital communications software and services. If the global economy continues to decline as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, or as a result of war in the Middle East and elsewhere, we may experience decreases in the demand for our products and services, which may cause our operating results to decline.

We may face continued technical, operational and strategic challenges preventing us from successfully integrating or divesting acquired businesses.

Acquisitions involve risks related to the integration and management of acquired technology, operations and personnel. In addition, in connection with our strategic restructuring, we elected to divest or discontinue many of the acquired businesses. Both the integration and divestiture of acquired businesses have been and will continue to be complex, time consuming and expensive processes, which may disrupt and distract our management. With respect to integration, we must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices to be successful. With respect to the divestitures, the timing and transition of those businesses and their customers to other entities has required and will continue to require resources from our legal, finance and corporate development teams as well as expenses associated with the conclusion of those transactions, winding up of entities and businesses. In addition to the added costs of the divestitures, we may not ultimately achieve anticipated benefits and/or cost reductions from such divestitures.

In the past, due to the significant underperformance of some of our acquisitions relative to expectation, we eliminated certain acquired product or service offerings through termination, sale or other disposition. Such decisions to eliminate or limit our offering of an acquired product or service involved and could continue to include the expenditure of capital, the realization of losses, further reduction in workforce, facility consolidation and the elimination of revenues along with the associated costs, any of which could cause our operating results to decline.

We currently license many third-party technologies and may need to license further technologies, which could delay and increase the cost of product and service developments.

We intend to continue to license certain technologies from third parties and incorporate them into our products and services, including web server technology, virus and anti-spam solutions, storage and encryption technology and billing and customer tracking solutions. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. To the extent we cannot license needed technologies or solutions, we may have to devote our resources to the development of such technologies, which could delay and increase the cost of product and service developments.

In addition, we may fail to integrate successfully any licensed or hosted technology into our services. These third-party in-licenses may expose us to increased risks, including risks related to the integration of new technology, potential patent and copyright infringement issues, the diversion of resources from the development of proprietary technology, and an inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. In addition, an inability to obtain needed licenses could delay product and service development until equivalent technology can be identified, licensed and integrated. Any delays in services or integration problems could hinder our ability to retain and attract customers and cause our business and operating results to suffer.

Changes in the regulatory environment for the operation of our business or those of our customers could pose risks.

Few laws currently apply directly to activity on the Internet and the messaging business; however, new laws are proposed and other laws made applicable to Internet communications every year. In particular, the operations of our business faces risks associated with privacy, confidentiality of user data and communications, consumer protection, taxation, content, copyright, trade secrets, trademarks, antitrust, defamation and other legal issues. In particular, legal concerns with respect to communication of confidential data have affected our financial services and health care customers due to newly enacted federal legislation. The growth of the industry and the proliferation of Internet-based messaging devices and services may prompt further legislative attention to our industry and thus invite more regulatory control of our business. The imposition of more stringent protections or new regulations and application of laws to our business could burden our company and those with which we do business. Any decreased generalized demand for our services or the loss of, or decrease, in business by a key partner due to regulation or the expense of compliance with any regulation, could either increase the costs associated with our business or affect revenue, either of which could cause our financial condition or operating results to decline. Certain of our service offerings include operations subject to the Digital Millennium Copyright Act of 1998 and the European Union’s recent privacy directives. Our efforts to remain in compliance with DMCA and the EU privacy directives may not be sufficient. New legislation and case law may also affect our products and services and the manner in which we offer them, which could cause our revenues to decline.

In addition, the applicability of laws and regulations directly applicable to the businesses of our customers, particularly customers in the fields of banking and health care, will continue to affect us. The security of information about our customers’ end-users continues to be an area where a variety of laws and regulations with respect to privacy and confidentiality are enacted. As our customers implement the protections and prohibitions with respect to the transmission of end user data, our customers will look to us to assist them in remaining in compliance with this evolving area of regulation. In particular the Gramm-Leach-Bliley Act contains restrictions with respect to the use and protection of banking records for end-users whose information may pass through our system and the Health Insurance Portability and Accountability Act contains provisions that require our customers to ensure the confidentiality of their customers’ health care information.

Finally, the Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. In addition to final rules and rule proposals already made by the Securities and Exchange Commission, the Nasdaq Stock Market has adopted revisions to its requirements for listed companies. We are currently reviewing all of our accounting policies and practices, legal disclosure and corporate governance policies under the new legislation, including those related to our relationships with our independent registered public accounting firm, enhanced financial disclosures, internal controls, board and board committee practices, corporate responsibility and loan practices, and intend fully to comply with such laws. We expect these new rules and regulations to make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our various committees of the Board including, in particular, the audit committee.

We may have liability for Internet content and we may not have adequate liability insurance.

As a provider of messaging and directory services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via our services. We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. Furthermore, some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. In some instances, we may be subject to criminal liability in connection with Internet content transmission.

Our current insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits. There also is a risk that a single claim or multiple claims asserted against us may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. Should either of these risks occur, capital contributed by our shareholders might need to be used to settle claims. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage could result in substantial out-of-pocket costs to us, or could result in the imposition of criminal penalties.

Unknown software defects could disrupt our services and harm our business and reputation.

Our software products are inherently complex. Additionally, our product and service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects or errors in translation, particularly when first introduced or when new versions are released or localized for international markets. We may not discover software defects in our products or that affect new or current services or enhancements until after they are deployed. Despite testing, it is possible that defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase service costs, cause us to lose revenue, delay market acceptance or divert development resources.

If our system security is breached, our reputation could suffer and our revenues could decline.

A fundamental requirement for online communications is the secure transmission of confidential information over public networks. Third parties may attempt to breach our security or that of our customers. If these attempts are successful, customers’ confidential information, including customers’ profiles, passwords, financial account information, credit card numbers or other personal information could be breached. We may be liable to our customers for any breach in security and a breach could harm our reputation. We rely on encryption technology licensed from third parties. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. Failure to prevent security breaches may make it difficult to retain and attract customers and cause us to spend additional resources that could cause our operating results to decline.

We rely on trademark, copyright, trade secret laws, contractual restrictions and patents to protect our proprietary rights, and if these rights are not sufficiently protected, our ability to compete and generate revenue could be harmed.

We rely on a combination of trademark, copyright and trade secret laws, contractual restrictions, such as confidentiality agreements and licenses, and patents to establish and protect our proprietary rights, which we view as critical to our success. Our ability to compete and grow our business could suffer if these rights are not adequately protected. Despite the precautionary measures we take, unauthorized third parties may infringe or copy portions of our services or reverse engineer or obtain and use information that we regard as proprietary, which could harm our competitive position and market share. In addition, we have several patents pending in the United States and may seek additional patents in the future. However, the status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We do not know if our patent applications or any of our future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents we have received or will receive will be challenged or invalidated.

Our proprietary rights may not be adequately protected because:

•	laws and contractual restrictions may not prevent misappropriation of our technologies or deter others from developing similar technologies;

•	policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use; and

•	end user license provisions in our contracts that protect us against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable.

In addition, the laws of some foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology. Additionally, we cannot be certain that our products do not infringe issued patents that may relate to our products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products.

If we do not successfully address the risks inherent in the conduct of our international operations, our revenues and financial results could decline.

We derived 54%, 62% and 68% of our revenues from international sales in 2002, 2003 and 2004. We intend to continue to operate in international markets and to spend significant financial and managerial resources to do so. In particular, in 2002 we purchased the remaining interests of our joint venture partners for our operations in Japan. We hope to expend revenues and plan to increase resources to grow our operations in the Asian market. If revenues from international operations do not exceed the expense of establishing and maintaining these operations, our business and our ability to increase revenue and improve our operating results could suffer. We have limited experience in international operations and may not be able to compete or operate effectively in international markets. We face certain risks inherent in conducting business internationally, including:

•	difficulties and costs of staffing and managing international operations;

•	fluctuations in currency exchange rates and imposition of currency exchange controls;

•	differing technology standards and language and translation issues;

•	difficulties in collecting accounts receivable and longer collection periods;

•	changes in regulatory requirements, including U.S. export restrictions on encryption technologies;

•	political and economic instability;

•	potential adverse tax consequences; and

•	significantly reduced protection for intellectual property rights in some countries.

Any of these factors could harm our international operations and, consequently, our business and consolidated operating results. Specifically, failure to successfully manage international growth could result in higher operating costs than anticipated or could delay or preclude altogether our ability to generate revenues in key international markets.

The significant equity ownership by the General Atlantic Investors and the Cheung Kong Investors may limit the ability of our other shareholders to influence significant corporate decisions which could delay or prevent a change of control or depress our stock price.

Following the conversion of the notes held by the General Atlantic Investors and the Cheung Kong Investors into Series E preferred stock and the amendment of the terms of our Series D preferred stock, as of March 1, 2005, the General Atlantic Investors beneficially own approximately 28.9% of our outstanding securities (which represents approximately 17.8% of the voting power) and the Cheung Kong Investors beneficially own approximately 20.3% of our outstanding securities (which represents approximately 19.1% of the voting power). In addition, the holders of our Series D preferred stock, which is controlled by the General Atlantic Investors, are entitled to elect one director and the Cheung Kong Investors have the right to nominate one director. Currently, one of our directors is affiliated with General Atlantic Investors and one of our directors is affiliated with the Cheung Kong Investors. As a result, the General Atlantic Investors and the Cheung Kong

Investors, although not affiliated, will have the ability, acting together, to control the outcome of shareholder votes, including votes concerning the election of a majority of our directors, approval of merger transactions involving us and the sale of all or substantially all of our assets or other business combination transactions, charter and bylaw amendments and other significant corporate actions, which could delay or prevent a change in control or depress our stock price.

The significant equity ownership by the General Atlantic Investors and the Cheung Kong Investors may result in potential conflicts of interests, which could adversely affect the holders of our common stock, delay a change in control and depress our stock price.

The significant equity ownership by each of the General Atlantic Investors and the Cheung Kong Investors could create conflicts of interest between these majority shareholders and our other shareholders and between the General Atlantic Investors and the Cheung Kong Investors. For example, the General Atlantic Investors and the Cheung Kong Investors may only approve a change in control transaction that results in the payment of their liquidation preference even if our other shareholders oppose the transaction, which could depress the price of our common stock. Alternatively, the General Atlantic Investors and the Cheung Kong Investors may prevent or delay a corporate transaction that is favored by our other shareholders. In addition, it is also possible that the risk that the General Atlantic Investors and the Cheung Kong Investors may disagree on approving a significant corporate transaction, for example a change in control transaction, could limit the number of potential partners willing to pursue such a transaction with us or limit the price that investors might be willing to pay for future shares of our common stock.

The use of our net operating losses could be limited if an ownership change occurred during the preceding three-year period.

The use of our net operating losses could be limited if an “ownership change” occurred during the preceding three-year period as a result of, for example, the issuance of Series E preferred stock upon conversion of the 10% notes, the amendment to the terms of the Series D preferred stock or the exercise of the subscription rights. In general, under applicable federal income tax rules, an “ownership change” is considered to have occurred if the percentage of the value of our stock owned by our “5% shareholders” increased by more than 50 percentage points over the lowest percentage of the value of our stock owned by such shareholders over the preceding three-year period.

Due to the fact that a full valuation allowance has been provided for the net deferred tax asset relating to our net operating losses, we have never analyzed whether events such as the issuance of Series E preferred stock upon conversion of the 10% notes, the amendment to the terms of the Series D preferred stock and/or the exercise of the subscription rights in the rights offering caused us to undergo an ownership change for federal income tax purposes. If such an ownership change were considered to have occurred, our use of our pre-change net operating losses would generally be limited annually to the product of the long-term tax-exempt rate as of the time the ownership change occurred and the value of our stock immediately before the ownership change. (The current long-term tax-exempt rate is 4.72%.) This could increase our federal income tax liability if we generate taxable income in the future. There can be no assurance that the Internal Revenue Service would not be able to successfully assert that we have undergone one or more ownership changes in the preceding three-year period.

Our stock price has demonstrated volatility and overall declines during recent quarters and continued volatility in the stock market may cause further fluctuations and/or decline in our stock price.

The trading price of our common stock has been and may continue to experience volatility, wide fluctuations and declines. For example, during the fourth quarter of 2004, the closing sale prices of our common stock on the Nasdaq National Market ranged from $0.62 on October 4, 2004 to $1.47 on December 31, 2004. Our stock price may further decline or fluctuate in response to any number of factors and events, such as announcements related to technological innovations, intense regulatory scrutiny and new corporate and securities and other legislation, strategic and sales relationships, new product and service offerings by us or our competitors, litigation outcomes, changes in senior management, changes in financial estimates and recommendations of securities analysts, the operating and stock price performance of other companies that investors may deem comparable, news reports relating to trends in our markets and the market for our stock, media interest in accounting scandals and corporate governance questions, overall market conditions and domestic and international economic factors unrelated to our performance. In addition, the stock market in general, particularly with respect to technology stocks, has experienced extreme volatility and a significant cumulative decline in recent quarters. This volatility and decline has affected many companies, including our company, irrespective of the specific operating performance of such companies. These broad market influences and fluctuations may adversely affect the price of our stock, and our ability to remain listed on the Nasdaq National Market, regardless of our operating performance or other factors.

A decline in our stock price could result in securities class action litigation against us that could divert management’s attention and harm our business.

We have been in the past and may in the future be subject to shareholder lawsuits, including securities class action lawsuits. In the past, securities class action litigation has often been brought against a company after periods of volatility in the market price of securities. In the future, we may be a target of similar litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources, which in turn could harm our ability to execute our business plan.

Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control.

Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions:

•	authorize the issuance of preferred stock that can be created and issued by our board of directors without prior shareholder

•	approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock;

•	prohibit shareholder action by written consent; and

•	establish advance notice requirements for submitting nominations for election to our board of directors and for proposing matters that can be acted upon by shareholders at a meeting.

In March 2001, we adopted a shareholder rights plan or “poison pill.” This plan could cause the acquisition of our company by a party not approved by our board of directors to be prohibitively expensive.

In addition, the General Atlantic Investors and the Cheung Kong Investors own a sufficient amount of our securities to be able to control the outcome of matters submitted to a vote of our shareholders, which could have the effect of discouraging or impeding an acquisition proposal.

Changes in accounting rules for employee stock options could significantly impact our GAAP financial results.

Accounting policies affecting many aspects of our business, including rules relating to employee stock option grants, have recently been revised or are under review. The FASB and other agencies have finalized changes to U.S. generally accepted accounting principles that will require us, starting in the first quarter of 2006, to record a charge to earnings for employee stock option grants and other equity incentives although we may elect to become subject to these accounting principles before we are required to. We may have significant and ongoing accounting charges resulting from option grant and other equity incentive expensing that could reduce our overall net income. In addition, since we historically have used equity-related compensation as a component of our total employee compensation program, the accounting change could make the use of equity-related compensation less attractive to us and therefore make it more difficult to attract and retain employees.

PROCEEDS FROM THE OFFERING

We will not receive any proceeds from the sale of the shares by the selling shareholders. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below. See “Selling Shareholders” and “Plan of Distribution.”

The selling shareholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but they will pay all commissions, discounts and any other compensation to any securities broker dealers through whom they sell any of the shares.

SELLING SHAREHOLDERS

We issued an aggregate of 55,900,642 shares of Series E preferred stock in July and August 2004 in connection with the conversion of promissory notes issued in private placements in November 2003 and January and March 2004, the exchange of some of our Series D preferred Stock and pursuant to a rights offering, of which 55,880,746 are outstanding and as of April 1, 2005 were convertible into approximately 58,209,405 million shares of common stock. While outstanding, shares of Series E preferred stock accrue interest payable in shares of our common stock. Holders may convert the Series E preferred stock into shares of our common stock. We may redeem the outstanding shares of Series E preferred stock upon the happening of specified events after July 9, 2007 and we are required to redeem the outstanding shares of Series E preferred stock on July 9, 2008. The selling shareholders are offering shares of common stock issuable upon the conversion of the Series E preferred stock, and interest thereon payable in shares of our common stock. We are registering the resale of such shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the Series E preferred stock, the selling shareholders have not had a material relationship with us within the past three years.

The following table sets forth the names of each selling shareholder, the aggregate number of shares of common stock beneficially owned by each selling shareholder as of April 4, 2005 and the aggregate number of shares of common stock that each selling shareholder may offer and sell pursuant to this prospectus. Because each selling shareholder may offer all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling shareholder may retain upon completion of this offering. However, assuming all of the shares offered by this prospectus are sold by the selling shareholders then, unless otherwise noted in the footnotes to the table below, after completion of this offering, none of the selling shareholders will own more than one percent of the shares of common stock outstanding.

We are registering all of the shares of common stock offered for sale pursuant to this prospectus as required by certain registration rights obligations.

In the following table, we have calculated shares of common stock beneficially owned based upon 29,784,123 shares of common stock outstanding on March 1, 2005 for each selling shareholder. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the named shareholder exercises voting and/or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling shareholders, based upon statements filed with the Securities and Exchange Commission or based upon our actual knowledge. In addition, based on information provided to us by the selling shareholders and our actual knowledge, none of the selling shareholders is a registered broker-dealer or affiliate of a registered broker-dealer.

Except as noted in the footnotes to the table below, within the past three years, none of the selling shareholders have held any position or office with us or any of our affiliates.

Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (2)(3)	Number of Shares of Common Stock Being Offered (1)(4)	Number of Shares of Common Stock Beneficially Owned After Offering (5)	Percentage of Shares of Common Stock Beneficially Owned After Offering (5)
Sagamore Hill Hub Fund Ltd.	2,174,530	2,542,683	—	*
Passport Master Fund II LP	603,756	705,973
Passport Master Fund, L.P.	2,153,123	2,517,651	—	*
Capital Ventures International	1,449,687	1,695,122	—	*
Zaxis Offshore Limited (6)	4,509,644	5,273,136	—	*
Zaxis Partners, L.P. (6)	1,206,366	1,410,606	—	*
Zaxis Institutional Partners, L.P. (6)	951,896	1,113,055	—	*
Zaxis Equity Neutral, L.P. (6)	600,565	702,242	—	*
Zaxis Institutional Offshore (6)	420,734	491,965	—	*
Permal U.S. Opportunities Limited (6)	3,507,774	4,101,647	—	*
Guggenheim Portfolio Company XIII, LLC (6)	489,269	572,103	—	*
Barclays Global Investors Limited (6)	208,598	243,915	—	*
Crosslink Crossover Fund, IV L.P.	3,624,218	4,237,805	—	*
Criterion LTD	1,335,886	1,562,054	—	*
Criterion Institutional	947,369	1,107,761	—	*
Criterion LP	253,694	296,645	—	*

(1)	This does not constitute a commitment to sell any or all of the stated number of shares. Each selling shareholder will determine the number of shares to be sold by that shareholder from time to time.
(2)	Assumes conversion of all of our Series D preferred stock and Series E preferred stock.
(3)	Ownership is determined in accordance with Rule 13D-3 under the Securities Exchange Act of 1934.
(4)	Includes accrued dividends issuable as shares of common stock issuable upon conversion of the Series E preferred stock through July 9, 2008.
(5)	Assumes the Selling Shareholders sell shares during the effective period.
(6)	Sanford J. Colen, 25 Orinda Way, Suite 300, Orinda, CA 94563, as the principal of Apex Capital, LLC, has voting and investment control with respect to these selling shareholders.

The registration statement to which this prospectus relates is being filed pursuant to a registration rights agreement among Critical Path and the selling shareholders. Subject to the terms and conditions of the registration rights agreement, we agreed to keep the registration statement effective until the earlier of:

•	the date as of which the selling shareholders may sell all of their respective shares of common stock without restriction under Rule 144(k) promulgated under the Securities Act of 1933, as amended; or

•	the date on which the selling shareholders have sold all the shares of common stock covered by this prospectus; or

•	the date which is two years from the effective date of the registration statement covering this prospectus.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling shareholders. As used in this section, “selling shareholders” includes donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates, members and limited or general partners, all of which are referred to as a group below as transferees, or certain counterparties to derivative transactions with the selling shareholders or transferees. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

Shares of common stock may be sold by the selling shareholders from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq National Market or on any other market on which our common stock may from time to time be trading, in the over-the-counter market, in privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of such shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale or at negotiated prices. The selling shareholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may or may not involve brokers or dealers. To the best of our knowledge, none of the selling shareholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, the selling shareholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

The selling shareholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions). Market makers and block purchasers purchasing the shares may do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be sold by the selling shareholders.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institutions of the shares. The selling shareholders may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares.

The selling shareholders and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by such brokers, dealers or agents and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares of common stock offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition, the selling shareholders and any other person participating in the offering will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M under the Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.

DESCRIPTION OF SECURITIES TO BE REGISTERED

As of March 1, 2005, our authorized capital stock consisted of 200,000,000 shares of common stock, par value $0.001 per share, and 75,000,000 shares of preferred stock, par value $0.001 per share, of which 75,000 shares have been designated as Series C Participating preferred stock, 4,188,587 shares have been designated as Series D Cumulative Redeemable Convertible Participating preferred stock, 68,000,000 shares have been designated Series E Redeemable Convertible preferred stock and 450,000 shares have been designated Series F Redeemable Convertible preferred stock. As of that date, we had 29,784,123 shares of common stock outstanding (excluding 47,135shares of Class-A non-voting preference shares of our Nova Scotia subsidiary Critical Path Messaging Co. which may be exchanged at any time for our common stock upon the election of the holder), 3,520,537 shares Series D preferred stock outstanding 55,880,746 shares of Series E preferred stock outstanding and 0 shares of Series F preferred stock outstanding. As of that date, there was also one issued and outstanding share of Special Voting Stock, par value $0.001 per share.

The following is a summary of the material terms of our capital stock.

This summary does not purport to be complete or to contain all the information that may be important to you. For a complete summary of the terms of our capital stock you should read the amended and restated articles of incorporation, the amended and restated certificate of determination for our Series D preferred stock, our certificate of determination for our Series E preferred stock and our certificate of determination for our Series F preferred stock, and our bylaws, certificate of determination for our Special Voting Stock and our certificate of determination for our Series C Participating preferred stock, each of which we have previously filed with the Securities and Exchange Commission.

Common Stock

As of March 1, 2005, there were 29,784,123 shares of common stock outstanding (excluding 47,135 shares of Class A non-voting preference shares of our Nova Scotia subsidiary Critical Path Messaging Co. which may be exchanged at any time for our common stock upon the election of the holder). The common stock has a par value of $0.001 per share.

Dividends. Subject to the prior rights of the holders of our preferred stock, holders of common stock are entitled to receive such dividends and other distributions in cash, stock or property of Critical Path as may be declared by our board of directors from time to time, out of assets or funds legally available for dividends, provided that in the case of cash dividends or dividends of assets, we are required to declare and pay to the holders of our preferred stock on an as-converted basis any dividends declared or paid on the common stock.

Voting Rights. Each share of common stock is entitled to one vote per share on all matters submitted to our shareholders, including the election of directors. The holders of common stock generally vote together with the holders of our preferred stock as a single class.

Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of Critical Path, after payment or provision for payment of our debts and other liabilities and any amounts to which the holders of our preferred stock are entitled, our remaining assets and funds will be divided among the holders of the common stock.

Listing and Transfer Agent. Our common stock is listed on The Nasdaq National Market under the symbol “CPTH.” Computershare Trust Company Inc. is the transfer agent and registrar for our Common Stock.

Blank Check Preferred Stock

Our articles of incorporation authorize us to issue preferred in one or more series having designations, rights, and preferences determined from time to time by our board of directors. Accordingly, subject to applicable stock exchange rules and the terms of existing preferred stock, our board of directors is empowered, without the approval of the holders of common stock, to issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of common stock that are outstanding or proposed to be issued. In some cases, the issuance of preferred stock could delay a change of control or make it harder to remove present management. In addition, the voting and conversion rights of a series of preferred stock could adversely affect the voting power of our common shareholders. Preferred stock could also restrict dividend payments to holders of our common stock. Subject to the rights of holders of our existing preferred stock we could create any new series or issue any additional shares of preferred stock.

Series F Redeemable Convertible Preferred Stock

Dividends. The shares of Series F preferred stock rank pari-pasu to the Series E preferred stock and senior to all other capital stock of Critical Path with respect to the payment of dividends. Dividends on the shares of Series F preferred stock accrue at a simple annual rate of 5 3/4% whether or not our board of directors declares them. Dividends in respect of the Series F preferred stock will not be paid in cash but will be added to the value of the Series F preferred stock and will be taken into account for purposes of determining the liquidation preference, conversion rate, dividends and voting rights. We must declare or pay dividends on the Series F preferred stock when we declare or pay dividends to the holders of common stock. Except for dividends accruing to the Series D preferred stock, we may make no dividends or distribution with respect to any shares of capital stock unless all dividends accruing to the Series F preferred stock have already been paid.

Liquidation or Change of Control. In the event of a liquidation or change of control, we will pay each share of Series F preferred stock, prior to the payment of any other equity securities, an amount equal to the greater of the purchase price of the Series F preferred stock plus all accrued dividends or the value that would be paid to the holder of the number of shares of common stock into which such shares of Series F preferred stock are convertible immediately prior to the closing of such liquidation or change of control. A change of control includes, among others, any merger consolidation or other business combination transaction in which the shareholders owning a majority of our voting securities do not own a majority of our voting securities of the surviving entity, any tender, exchange or other offer whereby any person obtains a majority of the voting securities, any proxy contest in which a majority of the board of directors prior to such contest do not constitute a majority of the board of directors after such contest, any sale of all or substantially all of our assets or any other transaction that triggers the issuance of rights pursuant to our Shareholder Rights Plan (which issuance is not waived by the board of directors).

Calls for Redemption. All, but not less than all, of the shares of Series F preferred stock may be called for redemption, at our option, after July 9, 2007 if on any date the average closing price per share of the common stock equals or exceeds four hundred percent (400%) of the sum of the per share purchase price of the Series F preferred stock and all accrued dividends through the most recent dividend accrual date for any 60 consecutive trading day period. We must provide notice of any such call for redemption within 30 days of such period and not less than 10 nor more than 30 days prior to the date set for redemption. The shares of Series F preferred stock must be called for redemption on July 9, 2008. Notice of the mandatory call for redemption must be given not less than 30 nor more than 60 days prior to the date set for redemption. In the case of any call for redemption, we must pay the applicable redemption price by wire transfer of immediately available funds or check within seven days after we receive surrendered certificates representing the shares of Series F preferred stock called for redemption. If we do not have sufficient funds available by law to redeem the Series F preferred stock on the date set for the mandatory call, the holders of shares of Series F preferred stock will share ratably any funds available by law for redemption. Any shares of Series F preferred stock that remain outstanding following the mandatory redemption date will thereafter continue to accrue dividends until redeemed. Any additional funds available by law for redemption will be used to redeem the balance or a portion of the balance of any shares as soon as practicable.

Voting. Each share of Series F preferred stock entitles its holder to vote at any shareholders’ meeting, on any matter entitled to be voted on by holders of our common stock, voting together as a single class with other shares entitled to vote on such matters. The voting formula for each share of Series F preferred stock is equal to the sum of $14.00 plus all accrued dividends for such share divided by $14.00.

In addition, holders of a majority of the outstanding shares of Series F preferred stock must approve:

•	Any amendment to the terms of the Series F preferred stock;

•	Any amendment to the number of authorized shares of Series F preferred stock and any issuance of shares of equity securities ranking senior to the Series F preferred stock; or

•	The redemption of any junior equity securities (other than repurchases from employees, officers, directors or consultants upon termination of service or in accordance with our stock option plans) or the payment of dividends to junior equity holders.

Conversion. Each share of Series F preferred stock will be convertible at any time at the option of the holder into the number of shares of common stock derived by dividing the purchase price of the Series F preferred stock plus all accrued dividends from the date of issuance through the most recent semi-annual dividend accrual date by $14.00, subject to certain antidilution provisions. The terms of the Series F preferred stock contain protection against dilution if Critical Path effects a subdivision or combination of common stock or in the event of a reclassification, recapitalization, stock split, stock dividend or other distribution payable in securities of Critical Path or any other person or cash, indebtedness or other assets, except that no adjustment for cash dividends will be made if the shares of Series F preferred stock are entitled to participate in those dividends.

Listing and Transfer Agent. Critical Path is the transfer agent and registrar for our Series F preferred stock.

Series E Redeemable Convertible Preferred Stock

Dividends. The shares of Series E preferred stock rank pari-pasu to the Series F preferred stock and senior to all other capital stock of Critical Path with respect to the payment of dividends. Dividends on the shares of Series E preferred stock accrue at a simple annual rate of 5 3/4% whether or not our board of directors declares them.

Dividends in respect of the Series E preferred stock will not be paid in cash but will be added to the value of the Series E preferred stock and will be taken into account for purposes of determining the liquidation preference, conversion rate, dividends and voting rights. We must declare or pay dividends on the Series E preferred stock when we declare or pay dividends to the holders of common stock. Except for dividends accruing to the Series D preferred stock, we may make no dividends or distribution with respect to any shares of capital stock unless all dividends accruing to the Series E preferred stock have already been paid.

Liquidation or Change of Control. In the event of a liquidation or change of control, we will pay each share of Series E preferred stock, prior to the payment of any other equity securities, an amount equal to the greater of the purchase price of the Series E preferred stock plus all accrued dividends or the value that would be paid to the holder of the number of shares of common stock into which such shares of Series E preferred stock are convertible immediately prior to the closing of such liquidation or change of control. A change of control includes, among others, any merger consolidation or other business combination transaction in which the shareholders owning a majority of our voting securities do not own a majority of our voting securities of the surviving entity, any tender, exchange or other offer whereby any person obtains a majority of the voting securities, any proxy contest in which a majority of the board of directors prior to such contest do not constitute a majority of the board of directors after such contest, any sale of all or substantially all of our assets or any other transaction that triggers the issuance of rights pursuant to our Shareholder Rights Plan (which issuance is not waived by the board of directors).

Calls for Redemption. All, but not less than all, of the shares of Series E preferred stock may be called for redemption, at our option, after the third anniversary of the date shares of Series E preferred stock are first issued if on any date the average closing price per share of the common stock equals or exceeds four hundred percent (400%) of the sum of the per share purchase price of the Series E preferred stock and all accrued dividends through the most recent dividend accrual date for any 60 consecutive trading day period. We must provide notice of any such call for redemption within 30 days of such period and not less than 10 nor more than 30 days prior to the date set for redemption. The shares of Series E preferred stock must be called for redemption on the fourth anniversary of the date shares of Series E preferred stock are first issued. Notice of the mandatory call for redemption must be given not less than 30 nor more than 60 days prior to the date set for redemption. In the case of any call for redemption, we must pay the applicable redemption price by wire transfer of immediately available funds or check within seven days after we receive surrendered certificates representing the shares of Series E preferred stock called for redemption. If we do not have sufficient funds available by law to redeem the Series E preferred stock on the date set for the mandatory call, the holders of shares of Series E preferred stock will share ratably any funds available by law for redemption. Any shares of Series E preferred stock that remain outstanding following the mandatory redemption date will thereafter continue to accrue dividends until redeemed. Any additional funds available by law for redemption will be used to redeem the balance or a portion of the balance of any shares as soon as practicable.

Voting. Each share of Series E preferred stock entitles its holder to vote at any shareholders’ meeting, on any matter entitled to be voted on by holders of our common stock, voting together as a single class with other shares entitled to vote on such matters. The voting formula for each share of Series E preferred stock is equal to the sum of $1.50 plus all accrued dividends for such share divided by $1.50.

In addition, holders of a majority of the outstanding shares of Series E preferred stock must approve:

•	Any amendment to the terms of the Series E preferred stock;

•	Any amendment to the number of authorized shares of Series E preferred stock and any issuance of shares of equity securities ranking senior to the Series E preferred stock; or

•	The redemption of any junior equity securities (other than repurchases from employees, officers, directors or consultants upon termination of service or in accordance with our stock option plans) or the payment of dividends to junior equity holders.

Conversion. Each share of Series E preferred stock will be convertible at any time at the option of the holder into the number of shares of common stock derived by dividing the purchase price of the Series E preferred stock plus all accrued dividends from the date of issuance through the most recent semi-annual dividend accrual date by $1.50, subject to certain antidilution provisions. The terms of the Series E preferred stock contain protection against dilution if Critical Path effects a subdivision or combination of common stock or in the event of a reclassification, recapitalization, stock split, stock dividend or other distribution payable in securities of Critical Path or any other person or cash, indebtedness or other assets, except that no adjustment for cash dividends will be made if the shares of Series E preferred stock are entitled to participate in those dividends.

Computershare Trust Company Inc. is the transfer agent and registrar for our Series E preferred stock.

Series D Cumulative Redeemable Convertible Preferred Stock

Dividends. Subject to the rights and preferences of the Series E preferred stock and Series F preferred stock, the shares of Series D preferred stock rank senior to all capital stock of Critical Path with respect to the payment of dividends. Dividends on these shares of Series D preferred stock will accrue at a simple annual rate of 5 3/4% whether or not declared by our board of directors. Dividends in respect of the Series D preferred stock will not be paid in cash but will be added to the value of the Series D preferred stock and will be taken into account for purposes of determining the liquidation preference, conversion rate, dividends and voting rights. We must declare or pay dividends on the Series D preferred stock when we declare or pay dividends to the holders of common stock. Except for dividends accruing to the Series E preferred stock, no dividends or distribution with respect to any shares of capital stock may be made unless all dividends accruing to the Series D preferred stock have been paid.

Liquidation. In the event of a liquidation, each share of Series D preferred stock will be paid, prior to the payment of any other equity securities (except for the Series E preferred stock), payments equal to the greater of (a) the accreted value of the Series D preferred stock plus all accrued dividends, (b) 1.6 times the original purchase price of the Series D preferred stock ($22), or (c) the amount that would be paid to the holder of the number of shares of common stock into which such shares of Series D preferred stock are convertible immediately prior to the closing of such liquidation.

Change of Control. In the event of a change of control, each share of Series D preferred stock will be paid, prior to the payment of any other equity securities (except for the Series E preferred stock), payments equal to the greater of (a) the sum of (i) the accreted value per share of the Series D preferred stock, (ii) all accrued dividends, plus (iii) all dividends that would have accrued through the fourth anniversary of the date shares of Series E preferred stock are first issued, (b) 1.6 times the original purchase price of the Series D preferred stock ($22), or (c) the amount that would be paid to the holder of the number of shares of common stock into which such shares of Series D preferred stock are convertible immediately prior to the closing of such change in control. A change of control includes, among others, any merger consolidation or other business combination transaction in which the shareholders owning a majority of our voting securities do not own a majority of our voting securities of the surviving entity, any tender, exchange or other offer whereby any person obtains a majority of the voting securities, any proxy contest in which a majority of the board of directors prior to such contest do not constitute a majority of the board of directors after such contest, any sale of all or substantially all of our assets or any other transaction that triggers the issuance of rights pursuant to our Shareholder Rights Plan (which issuance is not waived by the board of directors).

Redemption. If, on any date after the third anniversary of the date shares of Series E preferred stock are first issued, the average closing price per share of our common stock for any consecutive 60 trading days after the third anniversary date, equals or exceeds 400% of the sum of the purchase price per share of the Series D preferred stock plus all dividends that have accrued through the most recent accrual date, we may call for redemption all, but not less than all, of the outstanding shares of Series D preferred stock. The shares Series D preferred stock must be called for redemption on the fourth anniversary of the date shares of Series E preferred stock are first issued. Any call for redemption of the Series D preferred stock is subject to the prior redemption of all the outstanding shares of Series E preferred stock and must be paid in cash at a price per share equal to the purchase price of the Series D preferred stock plus all dividends that have accrued or would have accrued through the fourth anniversary of the date shares of Series E preferred stock was first issued.

Voting. The holders of Series D preferred stock are entitled to elect one member to our board of directors. In addition, each share of Series D preferred stock entitles its holder to vote at any shareholders meeting, on any matter entitled to be voted on by holders of our common stock, voting together as a single class with other shares entitled to vote on such matters. In that event, each share of Series D preferred stock entitles its holder to cast that number of votes as is equal to the sum of the purchase price for such share plus all accrued dividends with respect to such share divided by $4.20.

In addition, holders of a majority of the outstanding shares of Series D preferred stock must approve:

•	Any amendment to our amended and restated articles of incorporation or bylaws;

•	Any issuance or authorization of shares of equity securities ranking senior to the Series D preferred stock or any amendment to the number of authorized shares of Series D preferred stock;

•	The redemption of any junior equity securities (other than repurchases from employees, officers, directors or consultants upon termination of service or in accordance with our stock option plans) or the payment of dividends to junior equity holders; or

•	The incurrence of any indebtedness, subject to certain exceptions.

Conversion. Each share of Series D preferred stock is convertible at any time at the option of the holder into the number of shares of common stock derived by dividing the accreted value of the Series D preferred stock plus all accrued dividends by $1.50, subject to certain antidilution provisions. The terms of the Series D preferred stock contain protection against dilution if Critical Path effects a subdivision or combination of common stock or in the event of a reclassification, recapitalization, stock split, stock dividend or other distribution payable in securities of Critical Path or any other person or cash, indebtedness or other assets, except that no adjustment of cash dividends will be made if the shares of Series D preferred stock are entitled to participate in those dividends.

Listing and Transfer Agent. Critical Path is the transfer agent and registrar for our Series D preferred stock.

Special Voting Stock

There is one share of special voting stock, par value $0.001 per share, outstanding which represents, as of March 1, 2005, 47,135 outstanding shares of Class A non-voting preferred shares of Critical Path Messaging Co, an unlimited liability company formed under the laws of Nova Scotia, and our wholly owned subsidiary (referred to herein as our Subsidiary). Each “exchangeable share” can be exchanged at any time for one share of our common stock upon the election of the holder. The holders of these shares are entitled to vote by directing the holder of the share of our special voting stock, which has one vote for each share of Class A non-voting preference shares outstanding and held by non-affiliates. The special voting stock is not entitled to any dividends. Upon any liquidation, winding-up or dissolution, the special voting stock is entitled to receive out of the assets available for distribution an amount equal to $0.001. The liquidation preference of the special voting stock ranks senior to our common stock and junior to all other outstanding classes and Series of our preferred stock. The special voting stock is not subject to redemption but will automatically be redeemed and cancelled for an amount equal to $0.001 when there are no Class A non-voting preference shares outstanding.

Listing and Transfer Agent. Critical Path is the transfer agent and registrar for our special voting stock.

Series C Participating Preferred Stock

See the discussion of our Series C participating preferred stock under the heading “Anti-Takeover Provisions” below.

Options

As of March 1, 2005, there were outstanding options to purchase 16,660,389 shares of our common stock at a weighted average exercise price of $10.90 per share.

Warrants

As of March 1, 2005, there were outstanding warrants to purchase 1,915,849 shares of our common stock. These warrants are exercisable at prices that range between $360 and $2.07 per share.

As of March 1, 2005, there were outstanding warrants to purchase 385,709 shares of our Series F preferred stock. These warrants are exercisable at $14.00 per share.

Anti-Takeover Provisions

Shareholder Rights Plan. On March 19, 2001, we adopted a shareholder rights plan pursuant to the terms of a Preferred Stock Rights Agreement entered into with Computershare Trust Company, Inc., acting as the rights agent.

To effect the rights plan, our board of directors declared a dividend of one right for each outstanding share of common stock and each exchangeable share (described above) held of record at the close of business on May 15, 2001. Each right, when exercisable, entitles the registered holder to purchase one one-thousandth of a share of Series C participating preferred stock, at a purchase price of $25.00, subject to adjustment for, among other things, stock splits and combinations.

Initially, the rights are “attached” to the common stock and exchangeable shares and trade with the common stock and exchangeable shares. The rights separate from the common stock or exchangeable shares (i) the tenth day (or such later date as may be determined by our board of directors) after a person or affiliated or associated group of persons acquired, or obtained the right to acquire 15% or more of the outstanding shares of common stock (subject to exceptions contained in the rights agreement, as amended, for certain large investors who have acquired stock directly from the company) or (ii) the tenth business day (or such later date as may be determined by our board of directors), following the public announcement of a tender offer or exchange offer which would result in someone becoming the owner of 15% or more of the outstanding common stock. Following a separation, the rights become exercisable, are separately tradable and we will mail separate rights certificates to shareholders. Previous acquisitions of our securities directly from us by the General Atlantic Investors, the Cheung Kong Investors and certain of the 2004 Investors have been excluded from triggering the exercisability of the rights under the rights plan.

The rights expire on the earliest of May 15, 2011, or the redemption or exchange of the rights as described below.

The purchase price, the number of rights and the number of shares of Series C participating preferred stock (or other securities) issuable upon exercise of the rights are subject to adjustment upon a stock dividend, stock split, reverse split or combination.

Unless the rights are earlier redeemed, in the event that, after an acquiring person has acquired more than 15% of the common stock, we are acquired, proper provision must be made such that the rights (other than the rights held by the acquiring person) become exercisable for shares of common stock of the acquiring company with a market value equal to two times the purchase price of the rights. If there is merely an acquisition of at least 15% of our common stock without such approval, each rights (other than the rights held by the acquiring person) shall become exercisable for common stock with a market value of two times the such right’s purchase price.

Prior to a 15% acquisition or the expiration of the rights, we may redeem the rights in whole, but not in part, at a price of $0.001 per right.

In addition, our board of directors may, after a 15% acquisition (but less than a 50% acquisition), exchange the rights for shares of common stock on a one for one basis or for cash or other assets or securities of ours.

If issued, the Series C participating preferred stock will be nonredeemable and junior to any other Series of preferred stock we may issue, but will have a preferential quarterly dividend equal to 1,000 times the cash dividend, if any, declared on each share of common stock and 1,000 times the non-cash dividend, if any, declared on each share of common stock and, in the event of our liquidation, a preferred liquidation preference equal to 1,000 times the payment per share of common stock, plus accrued and unpaid dividends. Each share of Series C participating preferred stock will have 1,000 votes and will vote together with the common stock.

Until a right is exercised, the holder will have no rights as a shareholder of ours. We and the rights agent have broad discretion to amend the rights plan; however, following a separation, no amendment may adversely affect the rights holders.

The rights approved by the board of directors are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquirer to take over the Company in a manner or on terms not approved by the board of directors.

Takeover attempts frequently include coercive tactics to deprive the company’s board of directors and its shareholders of any real opportunity to determine the destiny of the company. The rights have been declared by the board of directors in order to deter such tactics, including a gradual accumulation of shares in the open market of 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all shareholders equally. These tactics unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

The rights are not intended to prevent a takeover of the company and will not do so. Subject to the restrictions described above, the rights may be redeemed by the company at $0.001 per right at any time prior to the date the rights are separated from the common stock and exchangeable shares. Accordingly, the rights should not interfere with any merger or business combination approved by the board of directors.

However, the rights may have the effect of rendering more difficult or discouraging an acquisition of the company deemed undesirable by the board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire the company on terms or in a manner not approved by the company’s board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

Issuance of the rights does not in any way weaken the financial strength of the company or interfere with its business plans. The issuance of the rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the company or to its shareholders, and will not change the way in which the company’s shares are presently traded.

As of the date of this prospectus, no shares of Series C participating preferred stock have been issued.

Charter and Bylaw Provisions. Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our board of directors can authorize the issuance of preferred stock that can be created and issued by our board of directors without prior shareholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock. Further, our Articles of Incorporation requires that all shareholder action be taken at a shareholders’ meeting. Special meetings of the shareholders may be called only by the board of directors, the chairman of the board of directors, the chief executive officer and president, or by shareholders holding at least 10% of the outstanding common stock. We also have advance notice requirements for submitting nominations for election to our board of directors and for proposing matters that can be acted upon by shareholders at a meeting. Shareholder amendments to our bylaws require a two-thirds vote.

The provisions described above, together with the rights, may have the effect of deterring a hostile takeover or delaying a change in our control or management. See “—Shareholder Rights Plan.”

LEGAL MATTERS

Selected legal matters with respect to the validity of common stock offered by this prospectus are being passed upon for Critical Path, Inc. by Paul, Hastings, Janofsky & Walker, LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended by Form 10-K/A for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC’s Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC’s Internet Web site at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to this offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contracts, agreements or other documents, you should carefully read the exhibits to the registration statement and the documents which we incorporated by reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus. Specifically, we are incorporating by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 000-25331):

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, dated March 31, 2005 as amended by our Form 10-K/A dated May 2, 2005;

•	Our Current Reports on Form 8-K filed with the SEC on January 3, 2005, January 31, 2005, February 15, 2005 and April 14, 2005.

•	The description of our Series C participating preferred stock, par value $0.001 per share, set forth in the registration statement on Form 8-A filed with the SEC on May 7, 2001, together with Amendment Nos. 1, 2 and 3 on Form 8-A/A filed with the SEC on January 21, 2004, Amendment No. 4 on Form 8-A/A filed with the SEC on March 10, 2004 and Amendment No. 5 on Form 8-A/A filed with the SEC on June 24, 2004, Amendment No. 6 on our Current Report on Form 8-K filed with the SEC on January 3, 2005 and Amendment No. 7 on our Current Report of Form 8-K filed with the SEC on February 15, 2005.

We will provide a copy of any document incorporated by reference into this prospectus and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address or telephone number:

Critical Path, Inc.

350 The Embarcadero

San Francisco, CA 94105

Attention: Michael J. Zukerman, Corporate Secretary

(415) 541-2500

The registration statement, together with its exhibits and schedules, which we filed with the SEC, may also be reviewed and copied at the public reference facilities of the SEC located at the addresses set forth above. Please call the SEC at 1-800-SEC-0330 for further information on its public reference facilities.

You should rely only on the information contained, or incorporated by reference in, this prospectus. We have not authorized anyone to provide information different from that contained in, or incorporated by reference in, this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstance under which the offer or solicitation is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling shareholders are offering to sell, and seeking offers to buy, only the shares of our common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling shareholders. All amounts are estimated except the Commission registration fee.

Amount
SEC registration fee	$2,290
Accounting fees and expenses	2,000
Legal fees and expenses	10,000
Miscellaneous fees and expenses	1,000
Total	$15,290

Item 15. Indemnification of Directors and Officers

Section 317 of the California Corporations Code provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Article V, Section B of our articles of incorporation provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 16. Exhibits

Exhibit Number	Description of Document
4.1	Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed on August 14, 2003 (File No. 000-25331)).

4.2	Preferred Stock Rights Agreement dated as of March 19, 2001 between Registrant and ComputerShare Trust Company, Inc., including the Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C respectively (Incorporated by reference to Exhibit 4.5 of Registrant’s Form 8-A filed on May 7, 2001 (File No. 000-25331)).

4.3	Amendment No. 1 to Preferred Stock Rights Agreement dated as of November 6, 2001 between the Registrant and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed on January 21, 2004 (File No. 000-25331)).

4.4	Amendment No. 2 to Preferred Stock Rights Agreement dated as of November 18, 2003 between the Registrant and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.3 to the Registrant’s Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed on January 21, 2004 (File No. 000-25331)).

Exhibit Number	Description of Document

4.5	Amendment No. 3 to Preferred Stock Rights Agreement dated as of January 16, 2004 between Registrant and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.4 to the Registrant’s Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed on January 21, 2004 (File No. 000-25331)).

4.6	Amendment No. 4 to Preferred Stock Rights Agreement dated as of March 9, 2004 between Critical Path, Inc. and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.5 to the Registrant’s Amendment No. 2 to the Company’s Registration Statement on Form 8-A filed on March 10, 2004 (File No. 000-25331)).

4.7	Amendment No. 5 to Preferred Stock Rights Agreement dated as of June 24, 2004 between Critical Path, Inc. and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.6 to the Registrant’s Amendment No. 3 to the Company’s Registration Statement on Form 8-A filed on June 24, 2004 (File No. 000-25331)).

4.8	Amendment No. 6 to Preferred Stock Rights Agreement dated as of December 29, 2004 between Critical Path, Inc. and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.9 to the Registrant’s Current Report on Form 8-K filed on January 3, 2005 (File No. 000-25331)).

4.9	Amendment No. 7 to Preferred Stock Rights Agreement dated as of February 10, 2005 between Critical Path, Inc. and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.8 to the Registrant’s Current Report on Form 8-K filed on February 15, 2005 (File No. 000-25331)).

4.10	Third Amended and Restated Registration Rights Agreement, dated March 9, 2004, among Registrant, General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, Cenwell Limited, Campina Enterprises Limited, Great Affluent Limited, Dragonfield Limited, Lion Cosmos Limited, Vectis CP Holdings, LLC, Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P., Guggenheim Portfolio Company XIII, Passport Master Fund, L.P., Crosslink Crossover Fund IV, L.P., Sagamore Hill Hub Fund, Ltd., Criterion Capital Partners, Ltd., Criterion Capital Partners, Institutional, Criterion Capital Partners, L.P. and Capital Ventures International (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on From 8-K filed on March 10, 2004 (File No. 000-25331)).

5.1*	Opinion of Paul, Hastings, Janofsky & Walker, LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Paul, Hastings, Janofsky & Walker LLP (included in its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (see page II-4).

*	Filed herewith.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 4, 2005.

CRITICAL PATH, INC.

By	/s/ MICHAEL J. ZUKERMAN
Michael J. Zukerman
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

May 4, 2005	/S/ MARK J. FERRER Mark J. Ferrer	Chairman of the Board and Chief Executive Officer (principal executive officer)

May 4, 2005	/S/ JAMES A. CLARK James A. Clark	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

May 4, 2005	* Peter Currie	Director

May 4, 2005	* Ross Dove	Director

May 4, 2005	* Frost R. Prioleau	Director

May 4 2005	* Tom C. Tinsley	Director

By:	/S/ MICHAEL J. ZUKERMAN
Michael J. Zukerman as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed on August 14, 2003 (File No. 000-25331)).

4.2	Preferred Stock Rights Agreement dated as of March 19, 2001 between Registrant and ComputerShare Trust Company, Inc., including the Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C respectively (Incorporated by reference to Exhibit 4.5 of Registrant’s Form 8-A filed on May 7, 2001 (File No. 000-25331)).

4.3	Amendment No. 1 to Preferred Stock Rights Agreement dated as of November 6, 2001 between the Registrant and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed on January 21, 2004 (File No. 000-25331)).

4.4	Amendment No. 2 to Preferred Stock Rights Agreement dated as of November 18, 2003 between the Registrant and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.3 to the Registrant’s Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed on January 21, 2004 (File No. 000-25331)).

4.5	Amendment No. 3 to Preferred Stock Rights Agreement dated as of January 16, 2004 between Registrant and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.4 to the Registrant’s Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed on January 21, 2004 (File No. 000-25331)).

4.6	Amendment No. 4 to Preferred Stock Rights Agreement dated as of March 9, 2004 between Critical Path, Inc. and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.5 to the Registrant’s Amendment No. 2 to the Company’s Registration Statement on Form 8-A filed on March 10, 2004 (File No. 000-25331)).

4.7	Amendment No. 5 to Preferred Stock Rights Agreement dated as of June 24, 2004 between Critical Path, Inc. and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.6 to the Registrant’s Amendment No. 3 to the Company’s Registration Statement on Form 8-A filed on June 24, 2004 (File No. 000-25331)).

4.8	Amendment No. 6 to Preferred Stock Rights Agreement dated as of December 29, 2004 between Critical Path, Inc. and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.9 to the Registrant’s Current Report on Form 8-K filed on January 3, 2005 (File No. 000-25331)).

4.9	Amendment No. 7 to Preferred Stock Rights Agreement dated as of February 10, 2005 between Critical Path, Inc. and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 4.8 to the Registrant’s Current Report on Form 8-K filed on February 15, 2005 (File No. 000-25331)).

4.10	Third Amended and Restated Registration Rights Agreement, dated March 9, 2004, among Registrant, General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, Cenwell Limited, Campina Enterprises Limited, Great Affluent Limited, Dragonfield Limited, Lion Cosmos Limited, Vectis CP Holdings, LLC, Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P., Guggenheim Portfolio Company XIII, Passport Master Fund, L.P., Crosslink Crossover Fund IV, L.P., Sagamore Hill Hub Fund, Ltd., Criterion Capital Partners, Ltd., Criterion Capital Partners, Institutional, Criterion Capital Partners, L.P. and Capital Ventures International (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on From 8-K filed on March 10, 2004 (File No. 000-25331)).

Exhibit Number		Description of Document

5.1	*	Opinion of Paul, Hastings, Janofsky & Walker, LLP.

23.1	*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	*	Consent of Paul, Hastings, Janofsky & Walker LLP (included in its opinion filed as Exhibit 5.1).

24.1	*	Power of Attorney (see page II-4).

*	Filed herewith.